EXHIBIT 10.3

FIRST AMENDMENT TO THE

AECOM TECHNOLOGY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the AECOM Technology Corporation Executive Deferred Compensation Plan (the “Plan”) is adopted by AECOM (the “Company”) effective as of January 1, 2015, except as otherwise indicated.

WITNESSETH:

WHEREAS, the Company maintains the Plan, and such Plan is currently in effect; and

WHEREAS, Section 10.1 of the Plan provides that the Administrative Committee shall have the authority to amend the Plan from time to time; and

WHEREAS, the AECOM Americas Benefits Administrative Committee is currently serving as the Administrative Committee for the Plan; and

WHEREAS, the Company wishes to amend the Plan to update the name of the Plan, and as described more fully below.

NOW, THEREFORE, the Company amends the Plan as follows:

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1.

Effective January 1, 2016, the name of the Plan in the title and throughout the Plan shall be the “AECOM Executive Deferred Compensation Plan.”

2.

The first sentence of the Plan following the Preamble shall be amended to read as follows:

“WHEREAS, AECOM (the ‘Company’) desires to establish a deferred compensation plan for Eligible Participants; and”

3.

Section 2.11 shall be amended by deleting the phrase “Technology Corporation” therefrom.

4.

Section 2.18 shall be amended by inserting the parenthetical phrase “(or any duly authorized delegate thereof)” following the phrase “or its Compensation Committee”.

5.

Section 4.2 shall be amended by substituting the phrase “Base Salary, Bonus or Director Fees” in place of the word “compensation” where the latter word appears in the title and subsection 4.2(c) thereof.

Section 7.1(c) shall be amended by adding the following sentence at the end thereof:

“For clarity, such payment(s) shall be made on or about July 31 of the calendar year in which a Participant Separates from Service if such Separation from Service occurs prior to June 1 of a given year, and shall occur on or about July 31 of the following calendar year if the Participant Separates from Service after May 31 of a given year.  By way of example only, if a Participant Separates from Service on June 1, 2017, he or she will not receive his or her first annual installment until on or about July 31, 2018.  Had he or she Separated from Service on May 31, 2017, he or she would have received his or her first annual installment on or about July 31, 2017.”

6.

Section 7.5 shall be deleted in its entirety and replaced with the following:

“7.5                         Specified Employees.  Notwithstanding anything herein to the contrary, no distributions to a Specified Employee under this Article VII that are to be made as a result of the Specified Employee’s Separation from Service shall be made or commence prior to the date that is six months after the date of Separation from Service, or such shorter period that is sufficient to avoid the imposition of the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period shall continue to accrue earnings under Article VI and shall be distributed (together with any earnings thereon) in a lump sum on the first day following the expiration of such six-month (or shorter) period (the “Specified Employee Distribution Date”).  For the avoidance of doubt, distributions to a Specified Employee which are made or commence on the Specified Employee Distribution Date as a result of such Specified Employee’s Separation from Service shall supersede the payment timing rules found in Section 7.1 to the extent they conflict.”

7.

Section 9.2 shall be amended by adding the following at the end thereof:

“After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan, the Administrative Committee, or any Plan fiduciaries by the Participant or his Beneficiary (or other claimant) for benefits under the Plan must be filed in a court of law no later than 90 days after the Administrative Committee’s final decision regarding the claim.  No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.  All decisions and communications to Participants, beneficiaries, or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant, beneficiary (or other claimant), the Administrative Committee, the Company, and their agents.  Benefits under the Plan will be paid only if the Committee decides in its sole discretion that a Participant or beneficiary (or other claimant) is entitled to them.  Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee or its delegate in good faith shall be binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.”

8.

Section 9.5 shall be deleted in its entirety and replaced with the following:

“9.5                         Administrative Committee.  The Plan shall be administered by an Administrative Committee.  The Administrative Committee shall mean the AECOM Global Benefits Administration Committee, or its duly authorized delegate.  Notwithstanding the foregoing, with respect to those provisions of the Plan relating to funding or investments of the Plan, the Administrative Committee shall mean the AECOM Global Retirement Plan Investment Committee, or its duly authorized delegate, where appropriate.”

9.

Subsection 10.1(b) shall be amended by inserting the phrase “or any duly authorized delegate thereof” following the phrase “or the Compensation Committee of the Board”.

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Except as otherwise set forth, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the AECOM Americas Benefits Administration Committee has caused these presents to be executed by its Chair thereunto duly authorized this       day of December, 2015.

AECOM AMERICAS BENEFITS
ADMINISTRATION COMMITTEE

/s/ Bernard Knobbe
Bernard C. Knobbe, Chair